http://schemas.microsoft.com/office/word/2003/wordmlurn:schemas-
microsoft-com:office:smarttags013fSUB-ITEM
                                                   77H


As of October 31, 2009, the following entity no longer owns 25% or more of the Funds voting securities and was previously reported in error:

PERSON/ENTITY                               FUND

Cede & CityCo.                              MFM